As filed with the Securities and Exchange Commission on April 3, 2006
Registration No. 333-9136

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
(Exact name of Registrant as specified in its charter)

3A Jabotinsky Street Ramat Gan 52520
Israel	Israel	94-3229135
(Jurisdiction of Incorporation or Organization)	(Address of principal executive offices, including zip code)	(IRS Employer Identification Number)

1996 Israel Stock Option Plan
1996 United States Stock Option Plan
Employee Stock Purchase Plan
MetaInfo, Inc. Incentive Stock Option Plan

(Full title of the plans)

John Slavitt, Esq.
General Counsel
Check Point Software Technologies, Inc.
800 Bridge Parkway
Redwood City, California 94065
(650) 628-2110
(Name, address and telephone number of agent for service)

Copies to:

Jeffrey D. Saper, Esq. Allison B. Spinner, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 650-493-9300	Aaron M. Lampert, Esq. Naschitz, Brandes & Co. 5 Tuval Street Tel-Aviv 67897 Israel 011-972-3-623-5000

DEREGISTRATION OF SHARES

        This post-effective amendment relates to Check Point Software Technologies Ltd.‘s (the “Registrant”) Registration Statement on Form S-8 (Registration No. 333-9136) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on July 15, 1998, relating to 21,000,000 Ordinary Shares (as adjusted for stock splits), nominal value 0.01 New Israeli Shekels per share (the “Shares”), of the Registrant reserved for issuance under the Registrant’s (i) 1996 Israel Stock Option Plan, (ii)1996 United States Stock Option Plan, and (iii) Employee Stock Purchase Plan (collectively, the “Check Point Plans”), and 604,254 Shares (as adjusted for stock splits) reserved for issuance under the MetaInfo, Inc. Incentive Stock Option Plan (the “MetaInfo Plan”). Of the 604,254 Shares registered in connection with the MetaInfo Plan, 59,625 Shares have not been issued and are not subject to future issuance under the MetaInfo Plan. This post-effective amendment to the Registration Statement (the “Post-Effective Amendment”) is hereby filed to deregister an aggregate of 59,625 Shares previously registered that have not been issued and will not in the future be issued under the MetaInfo Plan.

        Prior to the filing of this Post-Effective Amendment, the Board of Directors and the shareholders of the Registrant approved and adopted the 2005 Israel Equity Incentive Plan and the 2005 United States Equity Incentive Plan (the “2005 Plans”). Pursuant to Instruction E of Form S-8 and the telephonic interpretation of the SEC in the Division of Corporate Finance’s Manual of Publicly Available Telephone Interpretations, dated July 1997 (see G. Securities Act Forms, number 89), the 59,625 Shares deregistered by this Post-Effective Amendment, and the filing fee paid in connection with the initial registration of such Shares, will be carried forward to the registration statement on Form S-8 filed on or about the date hereof in connection with the registration of Shares that may be issued under the 2005 Plans. However, Shares previously registered under the Registration Statement that are not being deregistered hereby remain subject to outstanding options granted under the Registrant’s 1996 United States Stock Option Plan and 1996 Israel Stock Option Plan, and also remain available for purchase under the Registrant’s Employee Stock Purchase Plan. Accordingly, the Registration Statement will remain in effect to cover the potential exercise of such outstanding options or purchase of Shares.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramat Gan, State of Israel, on March 21, 2006.

Check Point Software Technologies Ltd. BY: /S/ Eyal Desheh —————————————— Eyal Desheh Chief Financial Officer (Principal Accounting and Financial Officer)

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Eyal Desheh with full power of substitution and full power to act without the other, such person’s true and lawful attorney-in-fact and agent to act for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 21, 2006.

Signature	Title

/s/ Gil Shwed —————————————— Gil Shwed	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Eyal Desheh —————————————— Eyal Desheh	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Marius Nacht —————————————— Marius Nacht	Senior Vice President and Vice Chairman of the Board of Directors

/s/ Jerry Ungerman —————————————— Jerry Ungerman	Vice Chairman of the Board of Directors

/s/ Ray Rothrock —————————————— Ray Rothrock	Director

/s/ David Rubner —————————————— David Rubner	Director

/s/ Tal Shavit —————————————— Tal Shavit	Director

/s/ Irwin Federman —————————————— Irwin Federman	Director

/s/ John Slavitt —————————————— John Slavitt	General Counsel, Check Point Software Technologies, Inc. and authorized representative